As filed with the Securities and Exchange Commission on June 30, 2000
                                                      Registration No. 333-

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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                    ------------------------------------

                                FORM S-8/S-3
                           REGISTRATION STATEMENT
                                   Under
                         The Securities Act of 1933

                    ------------------------------------

                             LENDINGTREE, INC.
           (Exact name of registrant as specified in its charter)

                    ------------------------------------

      DELAWARE                                    25-1795344
(State of incorporation)             (I.R.S. employer identification number)

                             11115 RUSHMORE DR.
                      CHARLOTTE, NORTH CAROLINA 28277
        (Address of principal executive offices, including zip code)

               LENDINGTREE, INC. EMPLOYEE STOCK PURCHASE PLAN
    1997 STOCK OPTION PLAN OF CREDITSOURCE USA, INC. (FORMERLY KNOWN AS
      LEWISBURG VENTURES, INC. AND A PREDECESSOR TO LENDINGTREE, INC.)
                         1998 STOCK OPTION PLAN OF
                             LENDINGTREE, INC.
             AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN OF
                             LENDINGTREE, INC.
                         (FULL TITLE OF THE PLANS)

                              DOUGLAS R. LEBDA
                          CHIEF EXECUTIVE OFFICER
                             LENDINGTREE, INC.
                             11115 RUSHMORE DR.
                      CHARLOTTE, NORTH CAROLINA 28277
                               (704) 541-5351
(NAME, ADDRESS AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                    ------------------------------------

                              WITH COPIES TO:

                         DAVID J. GOLDSCHMIDT, ESQ.
                  SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                              FOUR TIME SQUARE
                          NEW YORK, NEW YORK 10036
                               (212) 735-3000

                    ------------------------------------


                                            CALCULATION OF REGISTRATION FEE
=================================================================================================================
                                                                                Proposed
                                                             Proposed            Maximum
                                                              Maximum           Aggregate        Amount of
        Title of Securities               Amount to be     Offering Price       Offering        Registration
          to be Registered                Registered(1)       per Share           Price             Fee
-----------------------------------------------------------------------------------------------------------------
Common stock, par value $0.01 per
share: Shares subject to outstanding       1,820,008        $8.0782             $14,702,388    $3,881.43(2)
options under the 1999 Stock Incentive
Plan, as Amended*
=================================================================================================================
Common stock, par value $0.01 per
share: Shares available for future           365,992        $7.375               $2,699,191      $712.59(3)
grant under the 1999 Stock Incentive
Plan as Amended*
=================================================================================================================
Common stock, par value $0.01 per
share: Shares issued under the 1999          100,000        $7.375                 $737,500      $194.70(3)
Stock Incentive Plan, as Amended*
=================================================================================================================
Common stock, par value $0.01 per
share: Shares subject to outstanding
options under the 1998 Stock Option         1,324,429       $5.0928              $6,745,052      $1,780.69(4)
Plan*
==================================================================================================================
Common Stock, par value $0.01 per
share: Shares issued under the 1998           103,254       $7.375                 $761,498.25     $201.04(3)
Stock Option Plan*
===================================================================================================================
Common stock, par value $0.01 per
share: Shares subject to outstanding
options under the1997 Stock Option            792,144      $1.4573               $1,154,391        $304.76(5)
Plan*
===================================================================================================================
Common stock, par value $0.01 per
share: Shares available for future            123,827      $7.375                  $913,224.12     $241.09(3)
grant under the 1997 Stock Option Plan*
===================================================================================================================
Common stock, par value $0.01 per
share: Shares issued under the 1997           291,048      $7.375                $2,146,479        $566.67(3)
Stock Option Plan*
====================================================================================================================
Common stock, par value $0.01 per
share: Shares available for future            444,500      $6.481                $2,880,804.50     $760.53(6)
grant under the Employee Stock Purchase
plan*
=====================================================================================================================
Common stock, par value $0.01 per
share: Shares issued to                       100,583      $7.375                  $741,799.62     $195.84(3)
consultants/service providers outside
of plans*
======================================================================================================================
Total                                       5,465,785         N/A                   $33,482,326      $8,839.34
======================================================================================================================

* The common stock, par value $0.01 per share, includes the associated rights to purchase series A junior participating preferred stock. The rights to purchase the series A junior participating preferred stock are attached to and trade with the shares of the common stock. Value attributed to such rights, if any, is reflected in the market price of the common stock.

(1) For the sole purpose of calculating the registration fee, the number of shares to be registered under this Registration Statement has been broken down into ten subtotals.

(2) Computed in accordance with Rule 457(h) under the Securities Act. Such computation is based on the weighted average exercise price of $8.0782 per share covering 1,820,008 outstanding options.

(3) The estimated exercise price of $7.375 per share was computed in accordance with Rule 457(c) under the Securities Act by averaging the high and low sales prices of LendingTree common stock as reported by the Nasdaq National Market on June 27, 2000.

(4) Computed in accordance with Rule 457(h) under the Securities Act. Such computation is based on the weighted average exercise price of $5.0928 per share covering 1,324,429 outstanding options.

(5) Computed in accordance with Rule 457(h) under the Securities Act. Such computation is based on the weighted average exercise price of $1.4573 per share covering 792,144 outstanding options.

(6) The exercise price of $6.481 per share, computed in accordance with Rule 457(h) under the Securities Act, is 85% of the closing price of a share of LendingTree common stock as reported by the Nasdaq National
     Market on June 27, 2000. Pursuant to Section 5(c) of the LendingTree,
     Inc. Employee Stock Purchase Plan (Exhibit 10.4) hereto, shares are sold at 85% of the lesser of the fair market value of such shares on the offering date or on the exercise date.

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


                              EXPLANATORY NOTE

         LendingTree, Inc. ("LendingTree" or the "Company") has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as Amended (the "Securities Act"), to register shares of Common Stock (the "Common Stock") issuable pursuant to the employee benefit plans of LendingTree.

         This registration statement on Form S-8 also includes a prospectus prepared in accordance with Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3, and may be used for reofferings and resales on a continuous or delayed basis in the future of up to an aggregate of 2,659,977 shares that constitute either "control securities" and/or "restricted securities" which have been issued prior to the filing of this registration statement.

                                   PART I

            INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         LendingTree will send or give the documents containing the information specified in Part I of Form S-8 to employees as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act. LendingTree does not need to file these documents with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.


                             REOFFER PROSPECTUS

                      2,659,977 SHARES OF COMMON STOCK
                            OF LENDINGTREE, INC.

         The shares of Common Stock, $0.01 par value per share, of LendingTree, Inc. (the "Common Stock") offered hereby will be sold from time to time by certain stockholders of LendingTree, Inc. ("LendingTree" or the "Company") described under the caption "Selling Stockholders" in this prospectus. The Selling Stockholders are current or former employees, officers and directors of our company or independent contractors who acquired the shares of Common Stock as compensation for services performed for LendingTree (the "Selling Stockholders").

         The sales may occur in transactions in the over-the-counter market (quoted on the Nasdaq National Market) at prevailing market prices or in negotiated transactions. We will not receive proceeds from any of these sales. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by each of the Selling Stockholders will be borne by that Selling Stockholder.

         The shares of Common Stock are "control securities" and/or "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act"), before their sale under this prospectus. This prospectus has been prepared for the purpose of registering the shares under the Securities Act to allow for future sales by the Selling Stockholders, on a continuous or delayed basis, to the public without restriction. Each Selling Stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act. Any commissions received by a broker or dealer in connection with resales of the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

         Our Common Stock is traded on the Nasdaq National Market under the symbol "TREE." On June 27, 2000, the last reported sale price of the Common Stock, as reported on the Nasdaq National Market, was $7.625 per share.

                             -----------------

         Investing in the Common Stock involves a high degree risk. For more information, please see "Risk Factors" beginning on page 6.

                             -----------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -----------------

                               June 30, 2000

                             -----------------



                             TABLE OF CONTENTS

                                                                       PAGE

AVAILABLE INFORMATION....................................................3
INCORPORATED DOCUMENTS...................................................4
THE COMPANY..............................................................5
RISK FACTORS.............................................................6
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.......................18
SELLING STOCKHOLDERS....................................................19
PLAN OF DISTRIBUTION....................................................21
LEGAL MATTERS...........................................................21
EXPERTS.................................................................21



                           AVAILABLE INFORMATION

         LendingTree is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511 and 7 World Trade Center, 13th Floor, New York, NY 10048, at prescribed rates. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants, including LendingTree, that file electronically with the Commission. The address of this website is "http://www.sec.gov." In addition, you may obtain information from the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, our Common Stock is quoted on the Nasdaq National Market System. Reports, proxy statements, informational statements and other information concerning LendingTree can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

         LendingTree intends to furnish its stockholders with annual reports containing additional financial statements and a report thereon by independent certified public accountants.

         A copy of any document incorporated by reference in this registration statement of which this prospectus forms a part but which is not delivered with this prospectus will be provided by the Company without charge to any person to whom this prospectus has been delivered upon the oral or written request of that person. Requests should be directed to the attention of the Corporate Secretary, LendingTree, Inc., 11115 Rushmore Dr., Charlotte, North Carolina 28277. Our telephone number at that location is (704) 541-5351.

         You should only rely on the information incorporated by reference or provided in this prospectus or any supplement. The Company has not authorized anyone else to provide you with different information. The Common Stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus.


                           INCORPORATED DOCUMENTS

         The Commission allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus.

         LendingTree's (i) prospectus dated February 15, 2000 and filed on February 16, 2000 pursuant to Rule 424(b) of the Securities Act, (ii) LendingTree's registration statement on Form 8-A filed with the Commission on January 28, 2000 under Section 12 of the Exchange Act and (iii) LendingTree's Quarterly Report on Form 10-Q filed with the Commission on May 12, 2000 are incorporated herein by reference. In addition, all documents subsequently filed by LendingTree pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.


                                THE COMPANY

         We offer both an Internet-based loan marketplace for consumers and lenders and also license our technology or host internet-based systems to enable other businesses to create their own on-line lending exchanges.

         Through our website, www.lendingtree.com, we collect consumer credit requests and compare these requests and related credit information to the underwriting criteria of more than 100 participating lenders in our network. Consumers can receive multiple offers in response to a single credit request and then compare, review and accept the loan offer that best suits their needs. Lenders can generate new business that meets their specific underwriting criteria at a cost that is lower than the cost associated with offline loan originations. Our marketplace encompasses most consumer credit categories, including mortgages, home equity loans, automobile loans, credit cards and personal loans.

         We are not a lender; our Internet-based marketplace facilitates the lending process. Our revenue model depends on revenue generated from lenders participating in our network who pay fees based upon their receipt of qualification forms ("transmission fees"), and fees based upon loan closings ("closed-loan fees"). Our website is powered by our proprietary loan marketplace technology platform, Lend-X.

         We also license or host our Lend-X technology for use by other businesses, enabling them to create their own customized co-branded or private-label versions of online lending exchanges. Through these Lend-X partnerships, we can earn revenue both from network sources, (transmission fees and closed-loan fees) as well as from technology related to customization, licensing and hosting the network.

         On February 22, 2000, we consummated an initial public offering of 4,197,500 shares of Common Stock for which we received net proceeds of approximately $44.9 million.

         Our executive offices are located at 11115 Rushmore Drive, Charlotte, North Carolina 28277; our telephone number is (704) 541-5351 and our facsimile number is (704) 541-1824. Our web site is www.lendingtree.com. The information contained on the our web site is not incorporated by reference into this prospectus.


                                RISK FACTORS

         This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in the shares of Common Stock.

RISKS RELATED TO OUR FINANCIAL CONDITION

OUR LIMITED OPERATING HISTORY MAKES OUR BUSINESS AND PROSPECTS DIFFICULT TO EVALUATE.

         We have a limited operating history on which to base your evaluation of our business and prospects. We were formed in 1996 and began serving consumers across the United States in July 1998. There is no significant historical basis to assess how we will respond to competitive, economic or technological challenges. Our business and prospects must be considered in light of the risks and uncertainties frequently encountered by companies in the early stages of development, particularly companies like us who operate in new and rapidly developing online marketplaces. Our failure to address these risks and uncertainties could cause our operating results to suffer and result in the loss of all or part of your investment.

WE HAVE A HISTORY OF LOSSES AND EXPECT LOSSES IN THE FUTURE.

         We have never been profitable. We incurred losses from operations of approximately $17.8 in the three months ended March 31, 2000 and $4.1 million in the same period of 1999. As of March 31, 2000, we had an accumulated net deficit of approximately $49.4 million. We currently estimate that we will spend approximately $50.0 million during 2000 on marketing and advertising, more than double what we spent in 1999. As a result of these and other expenditures, we anticipate further losses for the foreseeable future.

         We forecast our future expense levels based on our operating plans and our estimates of future revenue. We may find it necessary to accelerate expenditures relating to our sales and marketing efforts or otherwise increase our financial commitment to creating and maintaining brand awareness among consumers and lenders. If our revenue grows at a slower rate than we anticipate, or if our spending levels exceed our expectations or cannot be adjusted to reflect slower revenue growth, we may not achieve or sustain profitability.

OUR BUSINESS MODEL IS UNPROVEN AND COULD FAIL.

         Our revenue model and profit potential are unproven and we cannot assure you that we will be able to become profitable. Our revenue model depends heavily on revenue generated from lenders participating in our network who pay us fees based upon their receipt of credit requests, "transmission fees", and fees based upon loan closings, "closed-loan fees". We also license our Lend-X technology to other companies who create single and multi-lender online marketplaces. To generate revenue we must rapidly achieve broad market acceptance of our service by both lenders and consumers who have traditionally used other means to lend and borrow money. In addition, we must attract a sufficient number of consumers with credit profiles targeted by our lenders. It is possible that our online loan marketplace model will not gain the widespread acceptance necessary to support our business, in which case we may find it necessary to alter our business model. We cannot accurately predict what, if any, changes we would make to our business model in response to the uncertainties in the online lending market. These changes might include shifting all or a portion of our fees to customers or reducing fees currently charged to lenders to expand volume more quickly. Shifting fees to consumers may not be feasible, as other companies may be able to offer comparable services with no fees. If we are not able to anticipate and adapt to changes in the industry or if our business model is not successful, we may be unable to expand our business and the value of our Common Stock could be significantly reduced.

OUR OPERATING RESULTS MAY BE NEGATIVELY IMPACTED BY FLUCTUATIONS IN INTEREST RATES.

         During the quarter ended March 31, 2000, revenue earned from mortgages, traditionally a market segment that is greatly impacted by changes in interest rates, represented approximately 44% of our total revenue. While interest rates during this period were rising, we continued to show increases in website traffic, transmittal qualification forms for mortgages and revenue from closed-loan fees for mortgages over the first quarter of 1999. However, during future periods of rising interest rates we may experience a decline in consumer traffic to our website and during periods of robust credit demand, typically associated with falling interest rates, lenders may have less incentive to use our marketplace. Either of these events could reduce our revenue and we cannot assess the effects of interest rates on our business over a broad range of interest rate environments.

YOU SHOULD NOT RELY ON OUR QUARTERLY OPERATING RESULTS AS AN INDICATION OF OUR FUTURE RESULTS.

         Our quarterly operating results may fluctuate significantly in the future due to a variety of factors that affect our revenue or expenses in any particular quarter. Our quarterly results will fluctuate in part based on the demand for and supply of consumer loans which are a function of seasonal and other fluctuations in interest rates and related economic factors, all of which are outside of our control. These temporary fluctuations could adversely affect our business. In addition, we plan to increase our operating expenses significantly to expand our sales and marketing, administration, maintenance and technical support, and product management groups. If revenue falls below our expectations in any quarter and we are unable to quickly reduce our spending in response, our operating results would be lower than expected.

         In addition, we expect that as our business matures we will experience seasonal fluctuations in our operating results due to fluctuations in consumer credit markets during the year. For example, home buying behavior is seasonal. Typically the second and third quarters of a year have a greater number of mortgage closings as compared to the first and fourth quarters. Because of our limited operating history, it has not yet been possible for us to assess the impact of seasonal effects on our business.

OUR FAILURE TO OBTAIN SUFFICIENT FUNDS FROM SUBSEQUENT FINANCINGS MAY SIGNIFICANTLY IMPEDE OUR GROWTH.

         We must achieve and sustain rapid growth for our business model to succeed. To accomplish this, we will need to raise additional funds in the future, from equity or debt sources. Our future cash requirements may be substantial. If additional financing is not available when required or is not available on acceptable terms, we may be unable to successfully promote our brand name, develop or enhance our service, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our financial condition and results of operations.

                 RISKS RELATED TO OUR MARKETS AND STRATEGY

OUR FUTURE SUCCESS IS DEPENDENT UPON INCREASED ACCEPTANCE OF THE INTERNET BY CONSUMERS AND LENDERS AS A MEDIUM FOR LENDING.

         If consumer and lender acceptance of our online marketplace does not increase, our business will not succeed and the value of your investment may be adversely affected. The online lending market is new and rapidly developing. The adoption of online lending in general, and our marketplace in particular, requires the acceptance of a new way of conducting business, exchanging information, and applying for credit by consumers as well as acceptance by lenders that have historically relied upon traditional lending methods. As a result, we cannot be sure that we will be able to compete effectively with traditional borrowing and lending methods.

IF POTENTIAL CONSUMERS PERCEIVE THERE ARE SECURITY OR PRIVACY RISKS ASSOCIATED WITH OUR BUSINESS, DEMAND FOR OUR SERVICE WILL BE REDUCED.

         The secure transmission of confidential personal and financial information, such as personal address, social security number, and bank account information, over public networks with consumer authorization is critical to consumer acceptance of our business. Unauthorized access to or use of this information could result in potential liability under federal and state privacy laws and damages for which we would be liable. Usage of our service could decline if any well-publicized compromise of security of information on our website or the Internet in general were to occur. We and other Internet-based companies may not be able to respond adequately to privacy concerns of potential users as advances in computer capabilities and other technological developments occur.

IF WE ARE UNABLE TO EXPAND OUR BRAND RECOGNITION, CONSUMER AND LENDER DEMAND FOR OUR SERVICE WILL BE LIMITED.

         If we fail to promote and maintain our brand successfully or incur significant expenses in promoting our brand and fail to generate a corresponding increase in revenue as a result of our branding efforts, our business and the value of your investment could be materially adversely affected. We believe that continuing to build brand awareness of the LendingTree marketplace is critical to achieving increased demand for our service. Brand recognition is a key differentiating factor among providers of online lending services, and we believe it will be increasingly important as competition intensifies. In order to increase our brand awareness, we must succeed in our marketing efforts, provide high-quality service, and increase the number of consumers using our marketplace. If visitors to our website do not perceive our existing service to be of high quality or if we alter or modify our existing service, introduce new services, or enter into new business ventures that are not favorably received, the value of our brand could be diluted, which could decrease the attractiveness of our service to consumers and lenders.

IF OUR PARTICIPATING LENDERS DO NOT PROVIDE COMPETITIVE LEVELS OF SERVICE TO CONSUMERS, OUR BRAND WILL BE HARMED AND OUR ABILITY TO ATTRACT CONSUMERS TO OUR WEBSITE WILL BE LIMITED.

         Our ability to provide a high-quality borrowing experience depends in part on consumers receiving competitive levels of convenience, customer service, pricing terms, and responsiveness from our participating lenders. If our participating lenders do not provide consumers with competitive levels of convenience, customer service, price, and responsiveness, the value of our brand may be harmed and the number of consumers using our service may decline.

WE MAY HAVE DIFFICULTY INTEGRATING LENDERS INTO OUR ONLINE MARKETPLACE, WHICH COULD IMPEDE OUR ABILITY TO OFFER A COMPETITIVE SERVICE TO CONSUMERS.

         The failure to integrate lenders into our online marketplace could limit the variety of products that we can offer to our customers. Integration of a lender into our online marketplace requires a significant commitment of time and resources on our part and on the part of the lender. This integration process typically takes up to three months to complete. Potential lenders may not be willing to invest the time and resources necessary to achieve this integration, and we may not have sufficient personnel to devote the time necessary to successfully integrate lenders into our online marketplace.

WE MAY HAVE DIFFICULTY ATTRACTING A COMPREHENSIVE GROUP OF LENDERS WHICH COMPLEMENT OUR CURRENT CONSUMER CREDIT PRODUCT COVERAGE.

         If we are unable to broaden the offering of consumer credit products on our network for a wide array of credit profiles and locations, we may be unable to attract additional consumers or may lose our existing consumers to other online competitors. The success of our online marketplace depends on our ability to attract and retain a comprehensive group of lenders to service consumer needs across a wide array of product lines, consumer credit profiles, and geographic locations. Lenders may limit the types of credit they offer due to licensing and regulations, the types of products they offer, and consumer credit profiles. To this end, some of the lenders in our network do not extend credit in some states, others are unable to offer particular loan products, and still others do not lend to consumers with particular credit profiles.

LENDERS IN OUR NETWORK ARE NOT PRECLUDED FROM OFFERING CONSUMER CREDIT PRODUCTS OUTSIDE OUR MARKETPLACE.

         If a significant number of our potential consumers are able to obtain loans from our participating lenders without utilizing our service, our ability to generate revenue may be limited. Because we do not have exclusive relationships with the lenders whose loan products are offered on our online marketplace, consumers may obtain offers and loans from these lenders without using our service. Our lenders can offer their products directly to consumers through brokers, mass marketing campaigns, or through other traditional methods of credit distribution. These lenders can also offer their products over the Internet, either directly to prospective borrowers, through one or more of our online competitors, or both.

IF WE ARE UNABLE TO DEVELOP AND RETAIN OUR ONLINE RELATIONSHIPS, OUR BUSINESS WILL BE HARMED.

         If we are unable to establish or maintain online relationships that increase consumer traffic to our website, our business and the value of your investment could be materially adversely affected. We depend on establishing and maintaining relationships with a large number of high-traffic websites for a significant portion of our consumers. For example, in December 1999, Autobytel.com generated approximately 40% of our automobile loan requests. The loss of this contractual relationship would materially reduce our revenue in this product area. There is intense competition for relationships with companies maintaining these websites, and we may have to pay significant fees to establish additional relationships or maintain existing relationships in the future. Even if we enter into these relationships, they may not attract significant numbers of consumers. As a result, we may be unable to enter into relationships with these firms or websites on commercially reasonable terms or at all.

WE MAY NOT BE ABLE TO MANAGE OUR EXPANDING OPERATIONS EFFECTIVELY.

         We have recently experienced a period of rapid expansion. In order to execute our business plan, we must continue to expand significantly. Our inability to expand our operations in an efficient manner could cause our expenses to grow disproportionately to our revenue, our revenue to decline or grow more slowly than expected, or could otherwise have a material adverse effect on our business and the value of your investment. We had seven employees in July 1998. As of March 31, 2000, that number had increased to 140. We expect that the number of our employees will continue to increase for the foreseeable future. Our anticipated future growth, combined with the requirements we will face as a public company, will continue to place a significant strain on our management, systems, and resources. We will need to continue to expand and maintain close coordination among our technical, accounting, finance, and sales and marketing departments. We may not succeed in these efforts.

COMPETITION MAY REDUCE OUR MARKET SHARE AND HARM OUR PERFORMANCE.

         Increased competition could result in reduced margins or loss of market share, either of which could materially adversely affect our business, results of operations, and financial condition. We operate in a new industry that, like the broader electronic commerce market, is rapidly evolving, highly competitive and has low barriers to entry. We expect this competition will increase. Our current competitors include:

         o online and offline lenders, brokers, and credit card issuers, many of whom operate websites from which consumers can obtain online interest rate quotes, such as E-LOAN, giggo.com, and iOwn.com; and

         o online and offline referral agents that display rates and products for multiple lenders and refer consumers to individual lenders, such as Quicken.com, MSN HomeAdvisor, and getsmart.com.

         In addition, current and potential new competitors could establish online loan marketplaces that are competitive with ours.

         Our ability to compete depends on many factors, including:

         o        pricing and breadth of product offering;

         o        time of market entry;

         o        brand awareness;

         o variety, quantity, and quality of partners and online relationships;

         o        proprietary and scalable technology infrastructure;

         o        ease of use and convenience; and

         o strength of relationships and depth of technology integration with customers.

         In addition, changes in the methods by which loans are made through traditional channels of distribution may make electronic commerce a less attractive means for obtaining loans and could reduce our ability to generate revenue.

         Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases, and significantly greater financial, technical, and marketing resources than we do. These competitors may engage in more extensive product development, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies than our participating lenders, and make more attractive offers to existing and potential employees and companies with which we have relationships.

OUR BUSINESS COULD SUFFER IF WE LOSE THE SERVICES OF KEY EXECUTIVES

         If we lose the services of Douglas Lebda, our founder, Chief Executive Officer, and a director, or any of our other executive officers or key employees, our ability to expand our business would be seriously compromised and the value of our Common Stock may be adversely affected. Mr. Lebda has been instrumental in determining our strategic direction and focus and in promoting the concept of an Internet based loan marketplace for consumers and lenders. We do not maintain key person insurance on any of our key executives.

      RISKS RELATED TO THE INTERNET AND OUR TECHNOLOGY INFRASTRUCTURE

WE MAY EXPERIENCE REDUCED VISITOR TRAFFIC, REDUCED REVENUE, AND HARM TO OUR REPUTATION IN THE EVENT OF UNEXPECTED NETWORK INTERRUPTIONS CAUSED BY SYSTEM FAILURES.

         Any significant failure to maintain the satisfactory performance, reliability, security, and availability of our website, filtering systems, or network infrastructure may cause significant harm to our reputation, our ability to attract and maintain a high volume of visitors to our website, and to attract and retain participating consumers and lenders. Our revenue depends in large part on the number of credit requests submitted by consumers. Any system interruptions that result in the inability of consumers to submit these credit requests, or more generally the unavailability of our service offerings, could have an adverse impact on our revenue. In addition, we believe that consumers who have a negative experience with our website may be reluctant to return or recommend LendingTree to other potential consumers.

         In the past, our website has experienced outages and decreased performance. In the worst such instance to date, we experienced a service outage for a period of approximately six hours due to a database software failure. If similar outages occur in the future, they may severely harm our reputation and our ability to offer our service.

         Our computer hardware is located in leased facilities in Beltsville, Maryland. A full backup system is located in Cupertino, California. If both of these locations experienced a system failure, the performance of our website would be harmed. These systems are also vulnerable to damage from fire, floods, power loss, telecommunications failures, break-ins, and similar events. Our insurance policies may not compensate us for any losses that may occur due to any failures or interruptions in our systems. Any extended period of disruptions could materially adversely affect our business, results of operations, and financial condition.

BREACHES OF OUR NETWORK SECURITY COULD SUBJECT US TO INCREASED OPERATING COSTS AS WELL AS LITIGATION AND OTHER LIABILITIES.

         Any penetration of our network security or other misappropriation of our users' personal information could cause interruptions in our operations and subject us to liability. Claims against us could also be based on other misuses of personal information, such as for unauthorized marketing purposes. These claims could result in litigation and financial liability. Security breaches could also damage our reputation. We rely on licensed encryption and authentication technology to effect secure transmission of confidential information. It is possible that advances in computer capabilities, new discoveries, or other developments could result in a compromise or breach of the technology that we use to protect consumer transaction data. We cannot guarantee that our security measures will prevent security breaches. We may be required to expend significant capital and other resources to protect against and remedy any potential or existing security breaches and their consequences.

                     RISKS RELATED TO LEGAL UNCERTAINTY

FAILURE TO COMPLY WITH LAWS GOVERNING OUR SERVICE OR MATERIAL CHANGES IN THE REGULATORY ENVIRONMENT RELATING TO THE INTERNET COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

         The loan products available through our website are subject to extensive regulation by various federal and state governmental authorities. Because of uncertainties as to the applicability of these laws and regulations to the Internet and, more specifically, to our business, and considering our business has evolved and expanded in a relatively short period of time, we may not always have been, and may not always be, in compliance with applicable federal and state laws and regulations. Failure to comply with the laws and regulatory requirements of federal and state regulatory authorities may result in, among other things, revocation of required licenses or registrations, loss of approved status, loss of exempt status, indemnification liability to lenders and others doing business with us, administrative enforcement actions and fines, class action lawsuits, cease and desist orders, and civil and criminal liability. The occurrence of one or more of these events could materially affect our business, results of operations and financial condition. We recently paid a settlement relating to allegations that we conducted business in a state without the appropriate registration.

         Many, but not all, states require licenses to solicit or broker to residents of those states, loans secured by residential mortgages, and/or other consumer loans, including credit card, automobile and personal loans. We are not currently licensed and/or able to accept credit requests for all loan products in every state. We are not currently accepting credit requests for loan products from residents of states in which we are not licensed to provide those products. In many of the states in which we are licensed, it is subject to examination by regulators.

         As a computer loan origination system conducting business through the Internet, we face an additional level of regulatory risk given that most of the laws governing lending transactions have not been substantially revised or updated to fully accommodate electronic commerce. Until these laws, rules, and regulations are revised to clarify their applicability to transactions conducted through electronic commerce, any company providing loan-related services through the Internet or other means of electronic commerce will face compliance uncertainty. Federal law, for example, generally prohibits the payment or receipt of referral fees in connection with residential mortgage loan transactions. The applicability of referral fee prohibitions to the compensation provisions of fee arrangements used by online companies like us may have the effect of reducing the types and amount of fees that we may charge in connection with real estate-secured products.

         Regulations promulgated by some states may impose compliance obligations on any person who acquires 10% or more of our Common Stock, including requiring that person to periodically file financial and other personal and business information. If any person acquires 10% or more of our Common Stock and refuses or fails to comply with these requirements, we may not be able to obtain a license and existing licensing arrangements in particular states may be jeopardized. The inability to obtain, or the loss of, required licenses could have a material adverse effect on our operations or financial condition.

         The parties conducting business with us, such as lenders and affiliated websites, similarly may be subject to federal and state regulation. These parties act as independent contractors and not as our agents in their solicitations and transactions with consumers. Consequently, we cannot ensure that these entities will comply with applicable laws and regulations at all times. Failure on the part of a lender or an affiliated website to comply with these laws or regulations could result in, among other things, claims of vicarious liability or negatively impact our reputation. In addition, such failure could jeopardize the statue of our licenses in various states. The occurrence of one or more of these events could materially adversely affect our business, results of operations, and financial condition.

REGULATION OF THE INTERNET IS UNSETTLED, AND FUTURE REGULATIONS COULD INHIBIT THE GROWTH OF THE INTERNET, DECREASE VISITORS TO OUR WEBSITE, AND OTHERWISE MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

         Existing laws and regulations specifically regulate communications and commerce on the Internet. Further laws and regulations that address issues such as user privacy, pricing, online content regulation, taxation, and the characteristics and quality of online products and services are under consideration by federal, state, local, and foreign governments and agencies. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online services providers in a manner similar to the regulation of long distance telephone carriers and to impose access fees on such companies. This regulation, if imposed, could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership and infringement and personal privacy are applicable to the Internet. Many of these laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. The Federal Trade Commission and government agencies in certain states have been investigating Internet companies regarding their use of personal information. We could incur additional expenses if any new regulations regarding the use of personal information are introduced or if these agencies choose to investigate our privacy practices. In addition, recent consumer privacy legislation enacted as part of the Gramm-Leach-Bliley Act will restrict the dissemination of nonpublic consumer information to nonaffiliated third parties absent consumer consent and will require regulated institutions to maintain privacy policies when it becomes effective during 2000. Any new laws or regulations relating to the Internet, or new application or interpretation of existing laws, could inhibit the growth of the Internet as a medium for commerce or credit procurement which could, in turn, decrease the demand for our service or otherwise materially adversely affect our business, results of operations, and financial condition. Such laws, rules, and regulations, or other applicable laws, rules or regulations, could make compliance more difficult or expensive, restrict our ability to provide lending services, further limit or restrict the amount of fees charged by us or otherwise adversely affect our business or prospects.

WE MAY BE LIMITED OR RESTRICTED IN THE WAY WE ESTABLISH AND MAINTAIN OUR ONLINE RELATIONSHIPS BY LAWS GENERALLY APPLICABLE TO OUR BUSINESS.

         The Real Estate Settlement Procedures Act ("RESPA") and related regulations generally prohibit the payment or receipt of fees or any other item of value for the referral of a real estate-secured loan to a loan broker or lender. The act and the related regulations also prohibit fee shares or splits or unearned fees in connection with the provision of residential real estate settlement services, including mortgage brokerage or lending services. Notwithstanding these prohibitions, RESPA permits payments for goods or facilities furnished or for services actually performed, so long as those payments bear a reasonable relationship to the market value of the goods, facilities, or services provided. Failure to comply with RESPA may result in, among other things, administrative enforcement actions, class action lawsuits, cease and desist orders and civil and criminal liability.

         The mortgage and home equity products offered through our marketplace are residential real estate secured loans subject to these provisions of RESPA. Consequently, our online relationships with lenders and other Internet companies and websites that offer these products are subject to RESPA's prohibitions on payment or receipt of fees for referrals and for unearned fees. We believe that we have structured these relationships to comply with these regulations. The applicability of RESPA's compensation provisions to these types of Internet-based relationships, however, is unclear and the appropriate regulatory agency has provided limited guidance to date on the subject.

AS AN ONLINE LOAN MARKETPLACE WE MAY BE LIABLE AS A RESULT OF INFORMATION RETRIEVED FROM OUR WEBSITE OR THE WEBSITES OF COMPANIES WITH WHICH WE MAINTAIN RELATIONSHIPS.

         We may be subject to legal claims relating to information that is published or made available on our website and the other websites linked to it. Our service may subject us to potential liabilities or claims resulting from:

         o lost or misdirected messages from our network lenders, consumers or vendors;

         o        illegal or fraudulent use of e-mail; or

         o interruptions or delays in transmission of Qualification Forms or lenders' offers.

         In addition, we could incur significant costs in investigating and defending such claims, even if we ultimately are not found liable. If any of these events occur, our business and the value of our Common Stock could be materially adversely affected.

FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS COULD HARM OUR BRAND-BUILDING EFFORTS AND ABILITY TO COMPETE EFFECTIVELY.

         Failure to protect our intellectual property could harm our brand and our reputation, devalue our content in the eyes of our customers, and adversely affect our ability to compete effectively. Further, enforcing or defending our intellectual property rights, including our service marks, patent applications, copyrights and trade secrets, could result in the expenditure of significant financial and managerial resources. We regard our intellectual property as critical to our success. To protect the rights to our intellectual property, we rely on a combination of patent, trademark and copyright law, trade secret protection, confidentiality agreements, and other contractual arrangements with our employees, affiliates, clients, and others. The protective steps we have taken may be inadequate to deter misappropriation of our proprietary information. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. We have applied for a U.S. patent and filed a Patent Cooperation Treaty international patent application on our Lend-X technology and our online loan market process. It is possible that our patent applications will be denied or granted in a very limited manner such that they offer little or no basis for us to deter competitors from employing similar technology or processes or allow us to defend against third party claims of patent infringement.

         While the number of software and business method patents issued by the U.S. Patent and Trademark Office has been growing substantially in recent years, there is still a significant degree of uncertainty associated with these patents.

           RISKS RELATED TO OUR STOCK PRICE AND CORPORATE CONTROL

OUR COMMON STOCK MAY EXPERIENCE EXTREME PRICE AND VOLUME FLUCTUATIONS AND HOLDERS OF OUR STOCK MAY NOT BE ABLE TO RESELL THEIR SHARES AT OR ABOVE THE PRICE THEY PAID FOR IT

         The stock market in general and the market prices of shares in newly public technology companies including us, have been extremely volatile and have experienced fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The market price of our Common Stock has been and may continue to be highly volatile and subject to wide fluctuations in response to many factors, some of which are largely beyond our control. These factors include:

         o        quarterly variations in our results of operations;

         o        adverse business developments;

         o        changes in financial estimates by securities analysts;

         o investor perception of us and online lending services in general;

         o announcements by our competitors of new products and services; and

         o general economic conditions, including interest rate fluctuations.

IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE OUR COMPANY, WHICH COULD DEPRESS OUR STOCK PRICE.

         Delaware corporate law and our amended and restated certificate of incorporation and by-laws contain provisions that could have the effect of delaying, deferring, or preventing a change in control of LendingTree or our management that stockholders may consider favorable or beneficial. These provisions could discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. These provisions could also limit the price that investors might be willing to pay in the future for shares of our Common Stock. These provisions include:

         o authorization to issue "blank check" preferred stock, which is preferred stock that can be created and issued by the board of directors without prior stockholder approval, with rights senior to our common stockholders;

         o a staggered board of directors, so that it would take three successive annual meetings to replace all directors;

         o        prohibition of stockholder action by written consent; and

         o advance notice requirements for the submission by stockholders of nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

         In addition, we are party to a stockholder rights agreement which will make it more difficult for a third party to acquire us without the support of our board of directors and principal stockholders.


             SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations, intentions and assumptions and other statements that are not historical facts. When used in this prospectus, the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                            SELLING STOCKHOLDERS

         The 2,659,977 shares of Common Stock of LendingTree to which this prospectus relates are being registered for reoffers and resales by our present and former employees, officers and directors and independent contractors named below, who acquired the shares of Common Stock pursuant to our "employee benefit plans" as that term is defined in Rule 405 of Regulation C under the Securities Act. The Selling Stockholders may resell all, a portion or none of such shares of Common Stock from time to time. In addition, this prospectus covers and may be used by unnamed non-affiliate Selling Stockholders who individually hold less than 1,000 shares of Common Stock issued under the "employee benefit plans."


                                                                             No. of Shares
                                                                               Registered      No. of Shares
                                                             No. of Shares     Under This       Owned After
        Name                      Title                        Owned(1)      Prospectus(2)       Offering
        ----                      -----                      -------------   -------------     -------------

David Anderson*           Senior Vice President -             129,599        114,299              15,300
                          Operations
James Bennett*            Senior Vice President,              285,439        152,399             133,040
                          Strategy Corporate
                          Development
Steve Campbell*           Chief Information                   107,549        107,149                 400
                          Officer
James Carthaus*           Director                             72,350         57,150              15,200
Richard Field*            Director                            837,952        392,511             445,441
Keith Hall*               Chief Financial Officer,            213,335        152,399              60,936
                          Senior Vice President,
                          Treasurer
Douglas Lebda*            Chief Executive Officer           1,544,163        686,639             857,524
                          and Director
Virginia Rebata*          Senior Vice President -              79,299         76,199               3,100
                          Human Resources
Thomas Reddin*            Chief Marketing Officer             285,749        285,749                 -
Richard Stiegler*         Chief Technology                    135,779        135,755                  24
                          Officer
W. James Tozer,           Director                            551,174        137,185              413,989
Jr.*
Robert Flemma, Jr.        General Counsel                      50,800         50,800                 -
Robert G. Wilson*         Chairman Emeritus                   257,383        207,218               50,165

Bruce Gregory             Independent Contractor                2,540          2,540                  -
Chris Cox                 Director of Lend-X                   20,200          1,640               18,560
                          Implementation
Pamela Friedman           Former Employee                      33,020         19,474               13,546
Nelson Macy               Former Employee                       3,175          3,175                  -
J. Edward Powell          Director of Investor                 28,199          1,270               26,929
                          Relations
Mitchell York             Former President                    139,700         25,400              114,300
Cary Aminoff              Independent Contractor                3,810           -                   3,810
Paul Barrows              Developer                            19,685          5,000               14,685
Donald Colby              Former Chief Operating              305,733            933              304,800
                          Officer
Louis F Dempsey           Independent Contractor                7,934          7,934                  -
Jerry J. Jasinowski       Independent Contractor                3,882          3,882                  -
Roger M. Lynch            Independent Contractor               41,582          6,694               34,888
James P. Miscoll          Independent Contractor                3,353          3,353                  -
John Porta                Independent Contractor               26,457          6,350               20,107
Peter Pulver              Independent Contractor                7,934          7,934                  -
Ellen Rose                Independent Contractor                7,634          7,634                  -
Seth Page                 Independent Contractor                1,058          1,058                  -

*        Affiliates of the Company.

(1) As of April 30, 2000 the number of shares owned by listed individuals includes restricted stock, options and warrants to purchase shares of Common Stock under our employee benefit plans, whether or not exercisable as of, or within sixty days of, the date of this Prospectus as well as shares of Common Stock beneficially owned by the Selling Stockholders. As of April 30, 2000 there were 18,023,492 shares of Common Stock outstanding.

 (2) For the named affiliates, includes options to purchase shares of our Common Stock issued to the Selling Stockholders under our employee benefit plans, whether or not exercisable as of, or within sixty days of, the date of this Prospectus. For non-affiliates, options to purchase shares of our Common Stock issued under our employee benefit plans are excluded.



                            PLAN OF DISTRIBUTION

         Each Selling Stockholder may sell his or her shares of Common Stock for value from time to time under this prospectus in one or more transactions on Nasdaq, in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Stockholders may effect such transactions by selling the shares of Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the shares of Common Stock for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

         Each Selling Stockholder and any broker-dealer that participates in the distribution of the shares of Common Stock may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act. All selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders. We will pay all other expenses in connection with this offering and will not receive any proceeds from sales of any shares of Common Stock by the Selling Stockholders.

         In addition to any shares of Common Stock sold hereunder, the Selling Stockholders may sell shares of Common Stock in compliance with all of the requirements of Rule 144. Notwithstanding the foregoing, the amount of securities to be reoffered or resold by means of this prospectus, by each person, may not exceed, during any three-month period, the amount specified in Rule 144(e). There is no assurance that the Selling Stockholders will sell all or any portion of the shares of Common Stock offered hereby.


                               LEGAL MATTERS

         The validity of the shares of Common Stock which are originally offered under the Registration Statement of which this reoffer prospectus forms a part will be passed upon for LendingTree by Skadden, Arps, Slate, Meagher & Flom LLP.


                                  EXPERTS

         The financial statements incorporated in this prospectus by reference to the Registration Statement on Form S-1, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                  PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

The following documents filed with the Securities and Exchange Commission by the registrant, LendingTree, a Delaware corporation, pursuant to the Exchange Act, are incorporated by reference in this registration statement:

         (1) LendingTree's registration statement (Registration No. 333-91839) on Form S-1 filed with the Commission on December 1, 1999, as amended and LendingTree's U.S. prospectus filed with the Commission under Rule 424(b) under the Securities Act, filed with the Commission on February 16, 2000;

         (2) The description of LendingTree's outstanding Common Stock contained in LendingTree's registration statement on Form 8-A filed with the Commission on January 28, 2000 under Section 12 of the Exchange Act;

         (3) LendingTree's Quarterly Report on Form 10-Q filed with the Commission on May 12, 2000; and

         All documents subsequently filed by LendingTree pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of Delaware Law authorizes a court to award or a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under some circumstances for liabilities arising under the Securities Act and to provide for the reimbursement of expenses incurred.

         As permitted by the Delaware Law, Article VIII of our Amended and Restated Bylaws provides that (1) we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware Law, subject to very limited exceptions; (2) we are permitted to indemnify our other employees to the extent that we indemnify our officers and directors, unless otherwise required by law, our Amended and Restated Certificate, our Amended and Restated Bylaws or agreements; (3) we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware Law, subject to very limited exceptions; and (4) the rights conferred in the Amended and Restated Bylaws are not exclusive. As permitted by the Delaware Law, our Amended and Restated Certificate includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to us or our stockholders; (2) for acts of omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware Law (regarding payments of dividends; stock purchases or redemptions which are unlawful) or (4) for any transaction from which the director derived an improper personal benefit. This provision in the Amended and Restated Certificate does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware Law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

         Under Article VIII of our Amended and Restated Bylaws, we are authorized to, and have purchased, insurance covering our directors and officers against liability asserted against them in their capacity as officers or directors. In addition, we have entered into indemnification agreements with our directors, pursuant to which, under certain circumstances, we are required to indemnify and advance expenses to such director.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         The securities that are to be reoffered or resold pursuant to this registration statement were issued to employees of LendingTree pursuant to employee benefit plans maintained by LendingTree in transactions that were exempt from the registration requirements of the Securities Act pursuant to
Section 4(2) thereto and/or Rule 701 thereunder.

ITEM 8. EXHIBITS.

         A list of exhibits is set forth on the Exhibit Index which immediately precedes the exhibits and which is incorporated by reference herein.

ITEM 9. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (b) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (1) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1) and (a)(2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by LendingTree pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (c) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (e) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (f) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                 SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement has been signed on its behalf by the undersigned, thereunto duly authorized in the City of Charlotte, State of North Carolina, on this thirtieth day of June, 2000.

                                           LENDINGTREE, INC.
                                           (Registrant)


                                           By: /s/ Douglas R. Lebda
                                               --------------------------
                                               Douglas R. Lebda
                                               Chief Executive Officer


                             POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas R. Lebda and Keith
B. Hall, and each of them, his true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this thirtieth day of June, 2000.

         NAME                           TITLE
         -----                          -----


/s/ Douglas R. Lebda              Chief Executive Officer and Director
-------------------------           (principal executive officer)
Douglas R. Lebda


/s/ Keith B. Hall                 Senior Vice President,
------------------------            Chief Financial Officer and Treasurer
Keith B. Hall


/s/ Matthew A. Packey             Vice President and Controller
------------------------
Matthew A. Packey


/s/ James A. Carthaus             Director
------------------------
James A. Carthaus


/s/ Richard Field                 Director
------------------------
Richard Field


/s/ Robert Kennedy                Director
------------------------
Robert Kennedy


/s/ Daniel C. Lieber              Director
------------------------
Daniel C. Lieber


/s/ Adam Mizel                    Director
------------------------
Adam Mizel


/s/ W. James Tozer, Jr.           Director
-----------------------
W. James Tozer, Jr.



                               EXHIBIT INDEX


Exhibit No.          Description of Exhibit
-----------          ----------------------
4.1                  Form of certificate representing shares of Common
                     Stock (incorporated by reference to the Company's
                     Registration Statement on Form S-1 (Registration No.
                     333-91839)).

5.1                  Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.+

10.1 Amended and Restated 1999 Stock Incentive Plan of LendingTree, Inc.(incorporated by reference to the Company's Registration Statement on Form S-1
                     (Registration No. 333-91839)).

10.2                 1998 Stock Option Plan of LendingTree,
                     Inc.(incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 333-91839)).

10.3                 1997 Stock Option Plan of CreditSource USA, INC.
                     (formerly known as Lewisburg Ventures, INC. and a predecessor to LendingTree, Inc.(incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 333-91839)).

10.4                 LendingTree, Inc. Employee Stock Purchase Plan.+

23.1                 Consent of PricewaterhouseCoopers LLP.+

23.2 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).+

24.1 Power of Attorney (included on the signature page hereto).+

+  Filed herewith.